UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 25, 2011
VERISK ANALYTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34480	26-2994223

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 Washington Boulevard, Jersey City, NJ	07310

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (201) 469-2000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On October 25, 2011, Verisk Analytics, Inc. (the “Company”) and its wholly-owned subsidiary Insurance Services Office, Inc. (“ISO”), each as co-borrowers, entered into the Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) among the Company, ISO, the guarantors party thereto, and the lenders and agents party thereto. The Amended and Restated Credit Agreement increased the total revolving credit facility from $600 million to $700 million, extended the maturity date from September 10, 2014 to October 24, 2016 and amended certain conditions to borrowing, covenants, and events of default.
The Amended and Restated Credit Agreement also resulted in a decrease to applicable interest rates. The interest rates for borrowing under the Amended and Restated Credit Agreement will now be the applicable LIBOR plus 1.25% to 1.875%, depending upon the Company’s Consolidated Funded Debt Leverage Ratio, which is defined as the ratio of Consolidated Funded Indebtedness to rolling four-quarter Consolidated Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“EBITDA”), each as defined in the Amended and Restated Credit Agreement. A commitment fee on any unused balance is payable periodically and will now range from 17.5 to 30 basis points based upon the Company’s Consolidated Funded Debt Leverage Ratio.
The Amended and Restated Credit Agreement contains certain financial and other covenants, including a maximum Consolidated Funded Debt Leverage Ratio of 3.25x and a minimum Consolidated Interest Coverage Ratio of 3.0x, each as defined in the Amended and Restated Credit Agreement. All borrowings under the Amended and Restated Credit Agreement continue to be unsecured.
The foregoing description of the Amended and Restated Credit Agreement is qualified in its entirety by reference to the Amended and Restated Credit Agreement, which is annexed as Exhibit 10.1 and is incorporated by reference in its entirety.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description
10.1
Amended and Restated Credit Agreement dated October 25, 2011 among Verisk Analytics, Inc., as co-borrower, Insurance Services Office, Inc., as co-borrower, the guarantors party thereto, and the lenders party thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISK ANALYTICS, INC.

Date: October 26, 2011	By:	/s/ Kenneth E. Thompson

		Name:	Kenneth E. Thompson
		Title:	Executive Vice President,
General Counsel and Corporate Secretary